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                                                                    EXHIBIT 99.1

Xircom Receives Investment From Intel

Companies Also Sign Three-Year Technology and OEM Agreement to Further Advance Mobile Communications

Thousand Oaks, Calif., Jan. 16, 1997--Xircom, Inc. (NASDAQ: XIRC), the leader in connectivity solutions for mobile professionals, announced today that the company has signed an agreement with Intel Corporation, the world's largest chip maker (NASDAQ: INTC), in which Intel will purchase a 12.5 percent interest of the company's stock (2.5 million newly issued shares) and acquire warrants to obtain an additional 7.5 percent of the company's stock (1.5 million shares). The value of the initial Intel equity investment in Xircom is $52 million.

         In addition, Xircom and Intel have signed a three-year technology and multi-million dollar OEM agreement. As a result, the companies plan to work together to further advance mobile connectivity solutions for high-performance business computing.

         "Xircom is the key provider of mobile network solutions and shares Intel's goal to provide high-performance networking technology that advances the connected PC," said Mark Christensen, vice president of Intel's Internet and Communications Group and general manager for Intel's Network Products Division. "By working together, Intel and Xircom will evolve the network connectivity industry and fulfill a very real customer need in using high-performance, Intel architecture-based mobile PCs as strategic business tools."

         "The corporate alliance brings together world leaders in mobile connectivity and microprocessors to jointly deliver desktop connectivity performance to mobile




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                                  Xircom Receives Investment From Intel   Page 2

computers," said Dirk I. Gates, chairman, president and chief executive officer of Xircom, Inc. "This agreement also signals a growing trend that notebooks can be a flexible and strategic alternative for desktop PCs. Both firms are committed to delivering solutions designed for today's as well as tomorrow's portable computing environments."

         Xircom Corporate Background. Founded in 1988, Xircom is the leading manufacturer of PC Card communications products for connecting mobile and remote portable computer users to corporate networks, the Internet, and other online services from a wide variety of locations. World Wide Web: http://www.xircom.com.

         Intel Corporate Background. Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products. Through innovative technologies, Intel is committed to advancing the connected PC for high performance business computing. Additional information is available at http://www.intel.com/pressroom.

                                  #    #    #

For more information, contact:
Rochelle Puccia                            Angie Windheim
Xircom, Inc.                               Intel Corp.
805-376-6929                               503-264-7549
rochelle_puccia@xircom.com                 angela_windheim@ccm.jf,intel.com

Lisa Downey
Rourke & Company
408-453-9194
ldowney@rourke.com

Xircom is a registered trademark of Xircom, Inc. GlobalACCESS, CreditCard Ethernet+Modem, CreditCard Modem, CountrySelect, and Netaccess are trademarks of Xircom, Inc. Other company product names have been used for identification purposes only and may be trademarks of their respective companies. Xircom is headquartered in Thousand Oaks, Calif., and has regional offices in Salem, N.H., Antwerp, Belgium, and Singapore. Sales: (800) 438-4526. Telephone:
(805) 376-9300; Fax: (805) 376-9311.